AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                EARTH LABS, INC.

                                    *   *   *

     Pursuant to the provisions of the Florida Business Corporation Act, Earth Labs, Inc. hereby adopts the following Amended and Restated Articles of Incorporation, which amendments to the Corporation's Articles of Incorporation, as amended, contained therein were duly adopted by the shareholders of the Corporation on October 15, 2002 by the holders of the outstanding common stock, the only voting group, by written consent given in accordance with the provisions of F.S. 607.0704 and the number of shares adopting the Amended and Restated Articles of Incorporation by such group was sufficient for approval.
1.     The  name  of  the  Corporation  is  EARTH  LABS,  INC.
2. The Articles of Incorporation of the Corporation and hereby amended to read in their entirety as annexed hereto.


Dated:  October  15,  2002                        EARTH  LABS,  INC.
                                             By:  ------------------
                                                  Jane  Butel,
                                                  President

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             JANE BUTEL CORPORATION

                                    *   *   *

                                    ARTICLE 1

                                      Name
                                      ----

     The  name  of  the  corporation  is  JANE  BUTEL  CORPORATION.

                                    ARTICLE 2

                                     Purpose
                                     -------

     The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations maybe organized under the Florida Business Corporation Act.

                                    ARTICLE 3

                                  Capital Stock
                                  -------------

     The total amount of capital stock which this Corporation shall have the authority to issue shall be 50,000,000 shares of Common Stock of the par value of $.001 per share and 5,000,000 shares of Preferred Stock of the par value of $1.00 per share.

     The Preferred Stock may be issued from time to time in series. All Preferred Stock shall be of equal rank and identical, except in respect to the particulars that may be fixed by the Board of Directors. The Board of Directors is authorized to fix, in the manner and to the full extent provided and permitted by law, all provisions of these shares of each series of Preferred Stock including those matters set forth below.

1. The distinctive designation of all series and the number of shares that shall constitute those series.

2. The annual rate of dividends payable on the shares of all series and the time, conditions and manner of payment.

3. The redemption price or prices, if any, for the shares of each, any and all series.

4. The amount payable upon shares of each series in the event of voluntary or involuntary liquidation and the relative priority of each series in the event of liquidation.

5. The rights, if any, of the holders of shares of each series to convert those shares into Common Stock and the terms and conditions of that conversion.

6.   The  voting  rights,  if  any,  of  the  holders  of shares of each series.

                                    ARTICLE 4

                   Indemnification of Directors, Officers and
                   ------------------------------------------
                        Other Authorized Representatives
                        --------------------------------

1.   Indemnification.  The  Corporation shall indemnify its officers, directors,
     ---------------
     employees and agents against liabilities, damages, settlements and expenses (including attorneys' fees) incurred in connection with the Corporation's affairs, and shall advance such expenses to any such officers, directors, employees and agents as incurred, to the fullest extent permitted by law.

2.   Effect of Modification. Any repeal or modification of any provision of this
     ----------------------
     Article 4 by the share holders of the Corporation shall not adversely affect any right to indemnification of a Director, officer, employee or agent of the Corporation existing at the time of the such repeal or modification.

3.   Liability  Insurance.  The Corporation shall have the power to purchase and
     --------------------
     maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provision of this Article 4.

4.   No  Rights  of  Subrogation. Indemnification hereunder and under the Bylaws
     ---------------------------
     shall be a personal right and the Corporation shall have no liability under this Article 4 to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment or succession by any other means to the claim of any person to indemnification hereunder or under the Corporation's Bylaws.

                                    ARTICLE 5

                        Right to Amend or Repeal Article
                        --------------------------------

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation or any amendment hereto, in the manner now or hereafter prescribed by statute, and all rights and powers herein conferred on shareholders are granted subject to this reserved power.

                                    ARTICLE 6

                                  Severability
                                  ------------

     In the event any provision (including any provision within a single article, section, paragraph or sentence) of these Articles should be determined by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, the remaining provisions and parts hereof shall not be in any way impaired and shall remain in full force and enforceable to the fullest extent permitted by law.